Exhibit (h)(3)(ii)

Schedule A

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

Revised as of October 8, 2015

Separate Investment Portfolios

Portfolio Name

AllianzGI Advanced Core Bond Portfolio

AllianzGI Discovery U.S. Portfolio

AllianzGI Global Small-Cap Opportunities Portfolio

[Schedule A to Distribution Contract for AllianzGI Institutional Multi-Series Trust]

IN WITNESS WHEREOF, ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST and ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC have each caused this Schedule A to the Distribution Contract to be signed in its behalf by its duly authorized representative, on this 8th day of October, 2015.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ John Carroll
Name:	John Carroll
Title:	Managing Director, Chief Executive Officer

[Signature Page to Schedule A to Distribution Contract for AllianzGI Institutional Multi-Series Trust]